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                                                                   EXHIBIT 10.20



Cinergy Services, Inc.,
Convergent Group Corporation Professional Services Agreement


                                MASTER AGREEMENT

                                    BETWEEN

                             CINERGY SERVICES, INC.

                                      AND

                          CONVERGENT GROUP CORPORATION

                    (CVG REFERENCE NO. 200000285 AND U-0337)


         This Master Agreement (hereinafter referred to as "Agreement") is made and entered into as of March 31, 2000 (the "Effective Date"), by and between Cinergy Services, Inc., a Delaware corporation with a place of business at 139 Fourth Street, Cincinnati, OH 45201 (hereinafter referred to as "CSI"), and Convergent Group Corporation, a Delaware corporation with a place of business at 6399 South Fiddler's Green Circle, Suite 600, Englewood, CO 80111 (hereinafter referred to as "CONVERGENT") (collectively hereinafter referred to as "Parties").

WHEREAS, CONVERGENT represents that it is capable of providing to CSI with e-commerce, Digital Utility and other technical and management services as required to manage and support the development and implementation of strategic, technical and internet systems and applications to support CSI's corporate business objectives;

NOW, THEREFORE, in consideration of the mutual promises contained herein, the receipt and sufficiency of which are hereby acknowledged, with said consideration binding the Parties, the Parties agree as follows:

1.       STATEMENT OF SERVICES - SCOPES OF WORK; EXECUTIVE MEETINGS

1.1 CONVERGENT shall provide to CSI various professional, technical and management services and products and the technical services related thereto based on the strategic service categories generally set forth on Schedule A - Services. The specific services to be performed or products to be delivered by CONVERGENT and the implementation schedule therefor shall be detailed in separate "Scopes of Work" to be agreed upon by the Parties as required by this Agreement, each of which shall be attached to and become part of this Agreement as additions to Schedule B - Scopes of Work (the "Work"). As part of the Work, CONVERGENT may be required to procure for CSI at competitive industry pricing and at CSI's direction (a) hardware manufactured by third parties (hereinafter referred to as "Hardware"), (b) the licensing and maintenance of third party application software and operating system software (hereinafter referred to as "Third Party Software"), and (c) other products and services associated with system integration, internet and web enablement, and potentially CSI labor outsourcing services (hereinafter referred to as "Third Party Services"), as well as provide professional, technical and management services to CSI for Custom Software (as defined in a Scope of Work, if any) as well as provide technical services related thereto. CONVERGENT shall provide to CSI prices, terms and conditions for such Hardware, Third Party Software and Third Party Services that are no less favorable than the prices, terms and conditions offered to any


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CINERGY SERVICES, INC.,
Convergent Group Corporation Professional Services Agreement


other client of CONVERGENT for the purchase under substantially similar circumstances of similar Hardware, Third Party Software and Third Party Services.

1.2 During the term of this Agreement, the Parties shall have executive meetings no less frequently than monthly on or before the fifth day of each calendar month (by telephone conference or as otherwise agreed upon by the Parties) to discuss and determine the specific Scopes of Work to be performed by CONVERGENT, typically over the next 30-120 days (including modifications to existing Scopes of Work) as well as the Work performed during the preceding months and the leveling of Work under this Agreement in light of the requirements of this Section and Section 6.2. The first such meeting shall be held within five days after the execution of this Agreement. Such executive meetings shall be attended by appropriate personnel of each party that are authorized to act on behalf of such Party in all matters pertaining to the applicable Scopes of Work. The initial representatives for the executive meetings shall be as listed on Exhibit 1.2C, which shall be completed by the parties and added to this Agreement within ten days after the execution of this Agreement. Each of the Parties may change such designated representatives upon written notice to the other. At such executive meetings, the Parties (a) each may propose specific items of work (including modifications) to be contained in current and future Scopes of Work and (b) specifically shall discuss and agree upon resource allocation and procurement requirements with respect to such Scopes of Work. CONVERGENT shall prepare a "Task Authorization" detailing the proposed Scopes of Work agreed upon by the Parties, and, if accepted by CSI, shall become a Scope of Work to be attached to this Agreement. The Parties diligently shall work to ensure that a minimum of $1,600,000 in Work are identified, contracted and, where possible, performed in each calendar month during the term of this Agreement. CONVERGENT shall guaranty that it will have the personnel and resources available to perform the Task Authorization in the designated time. The initial team of people that will work on CSI Work is attached as Exhibit 1.2A. Such list is subject to revision by CONVERGENT from time to time in accordance with good commercial practices and as necessary in order to better and more effectively serve CSI. CONVERGENT's current hourly rate sheet as of March 31, 2000 is attached as Exhibit 1.2B.

1.3 All Work shall be performed in accordance with sound and generally accepted professional practices and industry standards by professional, managerial and administrative personnel fully qualified in the respective professional disciplines required.

1.4 CONVERGENT shall have the professional, managerial or technical responsibility for the validity, accuracy and reliability of the Work performed to the reasonable satisfaction of CSI in accordance with mutually determined acceptance criteria.

2.          SCOPE OF AGREEMENT; STRATEGIC RELATIONSHIP AGREEMENT

2.1 This Agreement and the Schedules hereto constitute the entire agreement and understanding of the Parties with respect to the subject matter hereof and supersede and replace all prior agreements and understandings, whether oral or written with respect to such subject matter; provided, however, that notwithstanding the foregoing, this Agreement does not supersede, replace, amend, or otherwise modify that certain Agreement U290 for maintenance services or that certain Master Agreement between CSI and CONVERGENT dated July 10, 1997 (CVG Reference No. U159) as amended from time to time (the "Previous Agreement"). Change Order #22 of the Previous Agreement is hereby terminated with respect to the Previous Agreement and shall be Scope of Work #1


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Convergent Group Corporation Professional Services Agreement



under this Agreement. The Parties shall, promptly after execution of this Agreement, revise existing maintenance agreements to provide for new levels of services.

2.2 This Agreement may be amended or modified only by a Change Order, a Scope of Work in writing or other written agreement, duly executed by both Parties.

2.3 The Parties further agree to negotiate in good faith the terms and conditions of a Strategic Relationship Agreement that shall be executed by the Parties no later than 30 days after the Effective Date.

3.       CONVERGENT EMPLOYEES

3.1 CONVERGENT personnel shall be and will remain at all times, during this Agreement, employees of CONVERGENT. CSI shall not be responsible for any payments due CONVERGENT employees on account of, or in connection with, this Agreement.

3.2 CONVERGENT employees assisting CSI under this Agreement ("Project Personnel") who are found, in CSI's sole opinion, to be unsatisfactory for services to be performed hereunder, shall be removed by CONVERGENT immediately upon receipt of written notice from CSI. Such employee shall be replaced with another CONVERGENT employee satisfactory to CSI as soon as possible.

4.       PATENTS AND INVENTIONS

4.1      Deliverable Products and other materials furnished by CONVERGENT.

         4.1.1 CONVERGENT has developed numerous proven proprietary materials which provide the methodologies for the development of the Deliverable Products (if any, as agreed upon and defined in a particular Scope of Work) and may be used in connection with the Work. CSI agrees that CONVERGENT shall own all such products, materials, and methodologies and that CSI shall have or obtain no rights in such proprietary products, materials, and methodologies except pursuant to a separate written agreement executed by the Parties. CSI understands that CONVERGENT proprietary costs analysis and strategic planning models and facilities database and internet related models and designs or certain software products may be used under this Agreement and CSI agrees not to exhibit, distribute, or otherwise disclose any such proprietary methods and materials to external or third parties without prior approval in writing from CONVERGENT. Except as may be otherwise provided in a separate written agreement executed by the Parties, CONVERGENT shall continue to market, distribute, make derivative works from and sell similar work to other companies without further notice to nor consent from CSI. Nothing in this Agreement shall restrict or prohibit CONVERGENT's right to use concepts, techniques, and know-how used or developed in the course of performing the Work.

         4.1.2 CONVERGENT shall be the owner of copyright or other intellectual property rights in any Deliverable Products. CONVERGENT grants to CSI a perpetual unrestricted, royalty-free, nonexclusive license to reproduce and use, for CSI's internal purposes only, any materials developed for CSI related to this Agreement, not including Third Party Software. CSI shall not exhibit, distribute, or otherwise disclose any proprietary software, methods, or materials to external or


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Cinergy Services, Inc.,
Convergent Group Corporation Professional Services Agreement

         third parties without prior approval in writing from CONVERGENT. For purposes of this Section 4.1.2, "third parties" (A) includes (i) any party which provides services external to the current Cinergy Corp. service enterprise, which includes the utility service geographic area served by Cinergy Corp. and the current CSI Affiliates through electric distribution lines or natural gas extensions owned by Cinergy Corp. and the current CSI Affiliates, but specifically excludes geographic areas in which Cinergy Corp. and the current CSI Affiliates provide energy as a commodity over distribution lines or extensions owned by others, and (ii) any party which provides goods and services other than electricity, water, steam or natural gas and any extensions thereof; notwithstanding that fact that such party may later become a CSI Affiliate (as such term is defined in Section 4.1.3 below) following an acquisition or merger and (B) excludes any entity which is a CSI Affiliate as of the Effective Date.

         4.1.3 The CONVERGENT grant of a license for CSI to use the Custom Software includes the right of any entity which is a CSI Affiliate as of the Effective Date to use the Custom Software for such CSI Affiliate's internal business purposes only. "CSI Affiliate" means (i) Cinergy Corp. and any entity in which the voting and equity interests are owned 50% or more by Cinergy Corp. (provided that if Cinergy Corp. is the surviving entity in a merger or consolidation, the requirements of clause (ii) below are satisfied with respect to Cinergy Corp. following such merger or consolidation), and (ii) the surviving entity in any merger or consolidation involving Cinergy Corp., provided that the stockholders of Cinergy Corp. continue to own not less than 50% of the voting and equity interests of such entity following such merger or consolidation. Once a CSI Affiliate has been licensed to use the Custom Software pursuant to this Section 4.1.3, it shall retain such license notwithstanding the fact that it shall no longer qualify as a CSI Affiliate. CSI shall be entitled to extend the license granted in this
         Section 4.1.2 to new Cinergy Corp. service territories and to third parties which become CSI Affiliates after the Effective Date, provided CSI pays a license fee equal to 50% of the original license fee price determined on a per customer or similar basis at the time the original license fee was paid; and provided further that this sentence shall not apply to the limited list of entities set forth on Exhibit 4.1.3. For example, assume that CSI pays a license fee of $150,000 for Custom Software at a time when CSI has 1.5 Million customers. Further assume that CSI subsequently acquires a new wholly-owned subsidiary with 1.0 Million customers. To extend the license for the Custom Software to the new wholly-owned subsidiary, CSI would be required to pay a license fee of $50,000 ([1.0 Million divided by 1.5 Million] x $150,000 x 50%). CSI and the CSI Affiliates agree not to exhibit, distribute, or otherwise disclose any of the proprietary software, methods, or materials to third parties without prior approval in writing by CONVERGENT.

         4.1.4 This Section 4.1 applies to Deliverable Products provided under this Agreement and to the Custom Software already developed by CONVERGENT under Agreements U159 and U290.

4.2 Third Party Software licenses typically will be executed between CSI and the Third Party Software vendors. Grants of licenses for all Third Party Software licenses will be transferred from the third party to CSI in accordance with a mutually acceptable license agreement.


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Cinergy Services, Inc.,
Convergent Group Corporation Professional Services Agreement

5.       PRICING

5.1 The price for the Work performed by CONVERGENT during the term of this Agreement is $40,000,000.00 (the "Total Price"), payable as follows:

         5.1.1 Subject to Section 6.2, CSI shall pay to CONVERGENT a minimum of $1,600,000.00 of the Total Price each calendar month during the term of this Agreement regardless of the amount of Work performed during such calendar month (the "Minimum Monthly Payment"). If the Work completed or to be performed by CONVERGENT exceeds or is expected to exceed the Minimum Monthly Payment for a calendar month, then CSI shall be required to pay such amount in addition to the Minimum Monthly Payment (the "Additional Payment") as required by Article 6.

         5.1.2 To the extent that CSI has paid CONVERGENT less than the Total Price by the 24th month of this Agreement, regardless of the actual Work performed by CONVERGENT, then CONVERGENT shall be entitled to invoice, and CSI shall pay, the difference between the Total Price and the amount actually paid by CSI during the term of the Agreement.


         5.1.3 Reasonable expenses incurred by CONVERGENT in performing the Work, including, but not limited to, air transportation, auto rental, rail transportation, cabs, parking, lodging and meals, express air shipments, data transmittal, telephone calls, copying costs, and similar expenses and costs ("Incidental Expenses") shall be billed to and paid by CSI at CONVERGENT's actual cost. Incidental Expenses shall not be counted towards satisfying any Minimum Monthly Payment, Additional Payment, or the Total Price. CONVERGENT shall provide CSI with a monthly receipt of its Incidental Expenses in such detail as is reasonably acceptable to CSI.

         5.1.4 Approximately 75% of the Total Price shall be allocated by CSI towards payment for CONVERGENT's core professional, management and related technical services (i.e., approximately 25% of the Total Price may be allocated by CSI towards non-labor products or services). The Parties shall monitor the percentage allocations called for pursuant to this Section and may from time to time adjust the targeted percentage allocation upon mutual agreement.

         5.1.5 CSI shall pay all taxes, however designated, associated with the Work or otherwise payable hereunder, exclusive of taxes based on the net income of CONVERGENT or taxes related to employees or agents of CONVERGENT (e.g. social security payments for CONVERGENT employees). If any charges under this Agreement are exempt from sales or use tax liability, CSI shall provide to CONVERGENT, upon execution of this Agreement, evidence of tax exemption acceptable to the relevant taxing authority.

         5.1.6 All Work performed by CONVERGENT under this Agreement shall be billed to CSI at CONVERGENT's then current standard rates or on a fixed price basis as quoted by CONVERGENT and agreed to by CSI. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall require CSI to pay CONVERGENT more than the Total Price unless agreed to by the Parties in a Scope of Work. During the term of this Agreement, CONVERGENT shall update the rate sheet in
         Exhibit 1.2B to keep it current and CONVERGENT shall not increase the hourly rates of its employees or agents in a manner which is

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Cinergy Services, Inc.,
Convergent Group Corporation Professional Services Agreement



         inconsistent with the rates charged to other comparable clients with respect to comparable assignments.

6.       PAYMENT

6.1 CONVERGENT shall issue invoices for the Minimum Monthly Payment and the Additional Payment (if any) within the ten (10) days of the end of each calendar month for which such Minimum Monthly Payment and Additional Payment (if any) applies (i.e., monthly in arrears), and CSI shall pay each such invoice within 15 days after receipt of invoice.

6.2 During the term of this Agreement, every three months there will be a quarterly reconciliation statement and true-up (the "True-Up") detailing how previous Minimum Monthly Payments and Additional Payments have been applied towards Work completed or to be performed. The True-Up will reflect whether Additional Payments are due or the extent to which Minimum Monthly Payments and/or Additional Payments previously received shall be credited against any Minimum Monthly Payments and/or Additional Payments currently due because either the Work has not been performed up to the total amount paid or the Work was not performed in accordance with mutually determined acceptance criteria. Notwithstanding the foregoing, no overpayments by CSI as determined by the True-Up shall be credited against Minimum Monthly Payments to be made with respect to the period from the Effective Date through July 31, 2000. The first True-Up during calendar 2000 shall be performed in August, 2000 with respect to work performed through July 31, 2000, and the results will be applied with respect to the payments to be made in September, 2000 with respect to August, 2000 and, if necessary, with respect to subsequent months. The second True-Up during calendar 2000 shall be performed in October, 2000 and the results will be applied with respect to the payments to be made in November, 2000 with respect to October, 2000 and, if necessary, with respect to subsequent months. Thereafter, True-Ups shall be performed following each calendar quarter. Notwithstanding the foregoing, overpayments by CSI shall be credited against the Minimum Monthly Payments to be made with respect to the period from July 31, 2000 through December 31, 2000 only to the extent that the amount overpaid by CSI exceeds 115% of the Work performed during such period. After December 31, 2000, overpayments made by CSI as determined by the True-Up with respect to all periods shall be fully credited against subsequent Minimum Monthly Payments and Additional Payments. At the end of the term of this Agreement, if CONVERGENT has not performed Work valued at the Total Price in accordance with mutually determined acceptance criteria, then this Agreement shall extend until CONVERGENT has provided Work to that level at no charge to CSI (other than Incidental Expenses). The Parties acknowledge the importance of leveling the Work to be performed and any material monthly shortfall between the Work performed to date and cumulative Minimum Monthly Payments shall be escalated to senior management of the parties, initially Glenn E. Montgomery, Jr., CEO of CONVERGENT and Larry Thomas, President of CSI, for their consideration.

6.3 In the event that an invoice remains unpaid for thirty (30) days after the date it is received by CSI, CONVERGENT may charge CSI interest at the rate of 1 1/2 percent per month on the unpaid balance of said invoice from date of its receipt by CSI.

6.4      All invoices will be addressed to:

         Cinergy Services, Inc.

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Cinergy Services, Inc.,
Convergent Group Corporation Professional Services Agreement

        Attn: Larry E. Thomas
        139 Fourth Street
        Cincinnati, OH 45201

6.5 CSI will make payments using Electronic Funds Transfers using the bank and account information contained in Schedule C - Electronic Funds Transfer.

7.      TERM OF AGREEMENT

7.1 The term of this Agreement shall commence on the Effective Date and terminate on March 31, 2002, and except as specifically provided in this
Section 7.1, this Agreement shall be neither cancelable nor subject to early termination during the term hereof. The foregoing notwithstanding, in the event either Party has materially breached any material term of this Agreement, the other Party may provide the breaching Party with written notice of default. If the breaching Party fails to cure such breach within 40 days of written notice thereof, the non-breaching Party may immediately terminate this Agreement by written notice to the other Party. In addition, if the parties fail to close on or before December 31, 2000 a stock purchase agreement pursuant to which CSI or an affiliate of CSI purchases approximately 4.99% of CONVERGENT's Common Stock, the terms of this Agreement shall be subject to renegotiation at the option of CSI. CSI must exercise such option in writing on or before January 31, 2001. Senior management of the parties, initially Glenn E. Montgomery, Jr., CEO of CONVERGENT and Larry Thomas, Vice President of CSI, shall meet within ten days of the exercise of such option. If the Parties have failed to execute a renegotiated agreement upon mutually acceptable terms and conditions within twenty-five days after the exercise of such option, CSI may elect to terminate this Agreement upon written notice to CONVERGENT. Upon such termination, and except to the extent otherwise agreed by the Parties, all Work shall cease and there shall be a full True-Up as of the date of such termination in accordance with Section 7.1. If no early termination occurs, at least 90 days prior to the end of the initial two-year term of this Agreement, CSI shall notify CONVERGENT if it intends not to renew, extend, or renegotiate the terms of this Agreement. Absent such notice, the Parties shall negotiate in good faith to renew or extend this Agreement or negotiate a new agreement for services provided by CONVERGENT.

7.2 All license rights granted but not paid in full by CSI shall cease upon the expiration of this Agreement. Within fifteen (15) days after such expiration, CSI shall certify to CONVERGENT in writing that the original and all copies of the Custom Software, Documentation and Third-Party Software not paid for in full by CSI, in any form, have been destroyed.

8.      CONFIDENTIALITY OF INFORMATION

8.1 The Parties acknowledge that in the course of this Agreement they will have access to, and/or will be in possession of, Confidential Information of the other. "Confidential Information" shall mean information regarded by the disclosing Party as confidential, including, but not limited to, information relating to its past, present, or future research, development, or business affairs; future project purchases; any proprietary products, materials, or methodologies; all items prepared for and submitted to the receiving Party in connection with Work performed under this Agreement, including drafts and associated material; and or any other information marked or, in the case of information verbally disclosed, verbally designated as confidential at the time of disclosure by the disclosing


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Party and is reduced to a written summary marked in accordance with the verbal disclosure and delivered to the other Party within thirty (30) days after disclosure.

8.2 Each Party shall hold in confidence, in the same manner as it holds its own Confidential Information of like kind, all Confidential Information of the other to which it may have access hereunder. Access to Confidential Information shall be restricted to those of each Party's personnel, subcontractors and other agents with a need to know and engaged in a permitted use. Both Parties agree that their respective personnel, subcontractors, agents, and representatives who are given access to Confidential Information relating to this Agreement will be made aware of this Article and will understand that they are bound by this Article. Deliverable Products marked confidential shall neither be exhibited nor distributed in any way to parties external to this Agreement.

8.3 The foregoing shall not prohibit or limit either Party's use of information including, but not limited to, ideas, concepts, know-how, techniques, and methodologies which (i) are or become generally available to and known by the public (other than as a result of an unpermitted disclosure directly or indirectly by the receiving Party hereunder or its agents, representatives, or advisors), (ii) is or becomes available to it on a nonconfidential basis from a source other than the disclosing Party or its affiliates, advisors, agents, or representatives, provided that such source is not and was not bound by a confidentiality agreement with or other obligation of secrecy to the disclosing Party, (iii) has already been or is hereafter independently acquired or developed by it without violating any confidentiality agreement or other obligation of secrecy to the disclosing Party, or (iv) is required by law or regulation to be disclosed, provided, however, that it shall give the disclosing Party reasonable advance notice of such requirements so that the disclosing Party may seek appropriate legal relief against such disclosure.

8.4 The Parties hereto agree and acknowledge that any such Confidential Information shall be considered for all purposes confidential and privileged information under any local, state, or federal law and such Confidential Information shall not be released pursuant to any local, state, or federal act, law, or statute concerning "freedom of information."

8.5 This Article shall survive termination or expiration of this Agreement for any reason for a period of three (3) years, except that the nondisclosure obligations and restrictions on use with respect to any Confidential Information that constitutes a trade secret shall continue in effect for so long as the Confidential Information remains a trade secret.

8.6 The Parties acknowledge and agree that the provisions of this Article are essential to the other Party and are reasonable and necessary to protect the legitimate interests of the other Party and that the damages sustained by a Party as a result of a breach of the agreements contained herein will subject a Party to immediate, irreparable harm and damage, the amount of which, although substantial, could not be reasonably ascertainable, and that recovery of damages at law will not be an adequate remedy. Therefore, the Parties agree that the other Party, in addition to any other remedy it may have under this Agreement or at law, shall be entitled to seek injunctive and other equitable relief to prevent or curtail any breach of any provision of this Article. The Parties waive any right to the posting of a bond in the event of an issuance of a temporary restraining order, preliminary injunction, or permanent injunction upon the issuance of said order by a court of competent jurisdiction.

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8.7      Upon expiration or termination of this Agreement for any reason, both
Parties shall return to the other Party any Confidential Information or proprietary information belonging to the other Party which is in its possession or certify in writing by an officer of the corporation that such Confidential Information has been destroyed, except that CONVERGENT shall be entitled to retain a duplicate set of any configuration and/or customized software delivered by CONVERGENT in connection with this Agreement. This Article shall survive expiration or termination of this Agreement for any reason.

9.       EQUAL EMPLOYMENT

In performing the Work hereunder, CONVERGENT agrees to comply with all applicable local, state, and federal laws, regulations, and orders relating to fair and equal employment opportunity practices and policies.

10.      NON-SOLICITATION OF EMPLOYEES

10.1 The Parties agree that they will not, during the term of this Agreement and for a period continuing for 24 months after the expiration or termination of this Agreement, for any reason, directly or indirectly, solicit, influence, entice, or encourage any person who is then or had been within one
(1) year of such action an employee to cease his or her relationship with that Party, or otherwise interfere with, disrupt, or attempt to disrupt any past, present, or prospective relationship, contractual or otherwise, between the other Party and any of its employees.

10.2 The Parties further agree that they will not, during the term of this Agreement and for a period continuing for 24 months thereafter, hire or attempt to hire, whether as an employee, consultant, or otherwise, any person who was employed by the other Party at any time during the term of this Agreement.

10.3 Both Parties acknowledge and agree that the provisions of this Article are essential to them and are reasonable and necessary to protect the legitimate interests of each Party and that the damages sustained by either Party as a result of a breach of the agreements contained herein will subject them to immediate, irreparable harm and damage, the amount of which, although substantial, could not be reasonably ascertainable, and that recovery of damages at law will not be an adequate remedy. Therefore, the Parties agree that, in addition to any other remedy they may have under this Agreement or at law, each shall be entitled to seek injunctive and other equitable relief to prevent or curtail any breach of any provision of this Article. Both Parties waive any right to the posting of a bond in the event of an issuance of a temporary restraining order, preliminary injunction, or permanent injunction upon the issuance of said order by a court of competent jurisdiction.

10.4 This Article shall survive termination or expiration of this Agreement for any reason.

10.5 If the scope of any restriction contained in this Article is too broad to permit enforcement of such restriction to its fullest extent, then such restriction shall be enforced to the maximum extent permitted by law and each Party hereby consents and agrees that the scope may be judicially modified in any proceeding brought to enforce such restriction.

10.6 This Article shall not be applicable to retirees or persons involuntarily separated or involuntarily redeployed.

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11.     SPECIAL CONDITIONS

11.1 The Scope of Work for each new piece of Work requested by CSI (including mutually determined acceptance criteria) shall be jointly agreed upon by CSI and CONVERGENT prior to the commencement of that Work, including all costs and fees associated therewith. If a Scope of Work is requested by CSI to be increased or changed in such a manner as to require additional labor or expenses, and CONVERGENT agrees to such changes, the Parties will adjust both scope and cost and fees, or other affected terms through written amendment to this Agreement.

11.2 CSI and CONVERGENT reserve the right to subsequently amend this Agreement to include services in addition to those specified in the attached Schedules and outside the scope of Schedule A - Services. Compensation for additional services or products will be agreed by CSI and CONVERGENT and may be incorporated as Change Orders to this Agreement. All Work to be accomplished will be defined in written Change Orders approved by the Parties in accordance with the Change Order process defined in Schedule D - Change Order Procedure. The Change Orders will define the objectives to be addressed, the scope of services to be provided, the products to be delivered, the schedule to be met, special considerations (as appropriate) and a Change Order price estimate or fixed fee. CONVERGENT will be reimbursed as provided in the Change Order.

11.3 CONVERGENT's project team members will have the opportunity and authority to contact personnel at CSI directly in the performance of technical consulting duties.

12.     ADDRESSES OF PARTIES TO AGREEMENT

12.1 All correspondence, contracts, and communications between the Parties to this Agreement should be made to the following:

        Cinergy Services, Inc.
        139 Fourth Street
        Cincinnati, OH 45201

        Attn: Larry E. Thomas

        Telephone: (513) 287-2488
        Facsimile: (513) 287-3044

        Convergent Group Corporation
        6399 South Fiddler's Green Circle
        Suite 600
        Englewood, CO 80111

        Attn: Glenn E. Montgomery

        Telephone: (303) 741-8400
        Facsimile: (303) 741-8401

12.2 All notices required or permitted hereunder shall be sufficient if given in writing and if delivered personally, by overnight courier, or by certified mail, return receipt requested, postage prepaid, addressed to CONVERGENT or CSI, as the case may be, at the addresses set forth above or at such other address as such Party shall have designated

Proprietary and Confidential

Cinergy Services, Inc.,
Convergent Group Corporation Professional Services Agreement



in the manner provided in this Article. Notice shall be deemed given on the date of receipt, in the case of personal delivery, or on the delivery or refusal date, as specified on the return receipt, in the case of overnight courier or certified mail.

13.      HARDWARE DELIVERY/INSTALLATION

13.1 Some Hardware may be delivered to CONVERGENT to be used for planning and development efforts as specified in a Scope of Work. During the period that the Hardware is located at the CONVERGENT facility, risk of loss shall be with CONVERGENT and CONVERGENT is authorized by CSI to install, maintain, and request warranty remedies from the third party Hardware manufacturer during the period it is located at CONVERGENT's facility.

13.2 Risk of loss to Hardware and software shall pass to CSI when CONVERGENT no longer has physical control thereof. Subject to manufacturer warranties, the Hardware and software will be deemed accepted when used by CONVERGENT (if initially delivered to CONVERGENT) or by CSI (if initially delivered to CSI installation site) in the ordinary course of business.

13.3 CONVERGENT shall provide CSI with industry standard documentation for all Work that has been completed under this Agreement as specified in each Scope of Work for CSI to keep as its records.

14.      HARDWARE MAINTENANCE

CONVERGENT shall procure Hardware maintenance for CSI as specified by a Scope of Work. The terms of the Hardware maintenance will be in accordance with mutually agreed upon maintenance provisions.

15.      SOFTWARE MAINTENANCE

15.1 CONVERGENT shall procure Third Party Software maintenance and upgrades during the term of this Agreement based upon a mutually agreed upon schedule of costs and fees between CSI and CONVERGENT and as specified in a Scope of Work. The terms of the Third Party Software maintenance and upgrades will be in accordance with mutually agreed upon maintenance and upgrade provisions.

15.2 CONVERGENT shall provide Custom Software maintenance and upgrades in accordance with a mutually agreed to schedule of costs and fees between CSI and CONVERGENT during the term this Agreement and as specified in a Scope of Work. The terms of the Custom Software maintenance and upgrades will be in accordance with mutually agreed upon maintenance and upgrades provisions to be added at a later date.

16.      WARRANTY AND DISCLAIMER

16.1 CONVERGENT will install into production all Work and verify to CSI that its users can access the system and that it will function in accordance with mutually determined acceptance criteria. Except as otherwise provided in a Scope of Work, CONVERGENT warrants that for ninety (90) days after the Installation Date (as defined in a Scope of Work) (i) any Hardware which is procured for CSI by CONVERGENT will be free from defects in materials and workmanship, (ii) any Third Party Software which is procured for CSI by CONVERGENT will perform substantially in compliance with the

Proprietary and Confidential

Cinergy Services, Inc.,
Convergent Group Corporation Professional Services Agreement

Documentation provided by CONVERGENT, (iii) all Custom Software provided by CONVERGENT will perform substantially in compliance with the Documentation provided by CONVERGENT, and (iv) the system integration will meet the requirements contemplated by the Scope of Work, if any, as demonstrated by the successful completion of the mutually agreed upon acceptance test in the Scope of Work.

16.2 CONVERGENT MAKES NO OTHER WARRANTIES OF ANY KIND EITHER EXPRESS OR IMPLIED, INCLUDING, BUT NOT BY WAY OF LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE HARDWARE, CUSTOM SOFTWARE, THIRD PARTY SOFTWARE, DOCUMENTATION, TECHNICAL INFORMATION, AND WORK PROVIDED BY CONVERGENT PURSUANT TO THIS AGREEMENT. This limitation is not applicable to indemnification obligations with respect to third party claims for patent, copyright, and trade secret infringement which claims are covered by Article 20.

17.      LIMIT OF LIABILITY

Both Parties' liability with respect to Work provided under this Agreement shall be limited to claims directly attributable only to the failure of each Party's agents or employees to exercise the degree of skill and performance normally exercised by duly qualified persons performing similar functions. IN NO EVENT SHALL EITHER PARTY, ITS EMPLOYEES OR AGENTS BE LIABLE FOR LOSS OF EARNINGS, LOSS OF PROFITS, LOSS OF INTEREST, JUDGMENTS, AWARDS, OR CONTRIBUTION THERETO, OR ANY OTHER SPECIAL INDIRECT, OR CONSEQUENTIAL DAMAGE, HOWEVER CAUSED. This limitation is not applicable to indemnification obligations with respect to third party claims for patent, copyright, and trade secret infringement which claims are covered by Article 20.

18.      NEGLIGENCE

Each Party shall be responsible for willful misconduct and negligent acts or omissions of its agents and employees. Each Party shall indemnify, hold harmless, and defend the other from and against all liabilities for bodily injury and property damage to the extent caused by the willful or negligent act or omission of the indemnifying Party or its agents or employees. This Article shall survive expiration or termination of this Agreement for any reason.

19. LIMITATION OF REMEDIES

19.1 CONVERGENT's entire liability and CSI's exclusive remedy in respect to Work provided under this Agreement with the exception of the indemnity provision in Article 20, shall be that CONVERGENT will, pursuant to applicable maintenance provisions, restore the Hardware to working order if it should fail due to defects in materials and workmanship and correct the Third Party Software or Custom Software provided by CONVERGENT if it should fail to substantially conform to Documentation provided by CONVERGENT and mutually agreed upon by the Parties, during the period in which CONVERGENT is providing maintenance services in accordance with Articles 14 and 15 herein. However, if CONVERGENT is unable to cure such defects, as CSI's exclusive remedy, CONVERGENT will grant CSI a refund for the Hardware and/or Third Party Software and/or Custom Software involved, based upon its straight line depreciated value over the life of the product as agreed by the Parties and accept its return. This limitation

Proprietary and Confidential

Cinergy Services, Inc.,
Convergent Group Corporation Professional Services Agreement


is not applicable to indemnification obligations with respect to third party claims for patent, copyright, and trade secret infringement which claims are covered by Article 20.

19.2 CONVERGENT's entire liability for damages for any cause whatsoever, and regardless of the form of action, shall be limited to CSI's actual direct damages, not to exceed the lesser of $10 million in the aggregate or the amount actually paid by CSI pursuant to this Agreement. This limitation is not applicable to indemnification obligations with respect to third party claims for patent, copyright, and trade secret infringement which claims are covered by Article 20.

19.3 IN NO EVENT SHALL CSI, CONVERGENT, THEIR OFFICERS, AGENTS, AND EMPLOYEES BE LIABLE UNDER OR IN CONNECTION WITH THIS AGREEMENT UNDER ANY THEORY OF TORT, CONTRACT, STRICT LIABILITY, OR OTHER LEGAL OR EQUITABLE THEORY FOR LOST PROFITS, SPECIAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES. This limitation is not applicable to indemnification obligations with respect to third party claims for patent, copyright, and trade secret infringement which claims are covered by Article 20.

20.      PATENTS, TRADEMARKS AND TRADE SECRET INFRINGEMENT INDEMNITY

20.1 Notwithstanding any provision to the contrary contained in this Agreement, CONVERGENT shall defend, as its expense, any action brought against CSI to the extent that it is based upon a claim that any Hardware, Third Party Software, Custom Software or Documentation, infringes a patent, copyright or intellectual property right, or violates any third party trade secret or proprietary right and shall pay all costs and damages finally awarded against CSI, provided that CONVERGENT is given by CSI, (a) written notice within a reasonable time after CSI is notified of any such action or claim; (b) any reasonably requested information or assistance at the expense of CONVERGENT (other than expenses associated with the time of CSI's employees); and (c) sole authority to defend or settle the claim. In addition to the foregoing obligation of defense and indemnification, CONVERGENT shall, to the extent that it is permitted to do so, assign any intellectual property infringement and indemnification rights it receives from third party Hardware providers, Third Party Software providers, and third party Documentation providers.

20.2 If any such action is brought, or in CONVERGENT's opinion is likely to be brought, then CONVERGENT may at its election (i) obtain for CSI the right to continue using the Hardware, Third Party Software, Custom Software or Documentation; (ii) replace or modify such items so that they become noninfringing; or (iii) if such remedies are not reasonably available, accept CSI's return of such items and grant CSI a refund for such items involved, based upon its straight line depreciated value over the useful life of such item.

20.3 CONVERGENT shall have no obligation under this Article to the extent that the alleged infringement or violation is based upon the use by CSI, without the prior written consent or direction of CONVERGENT, of the Hardware, Third Party Software, Custom Software or Documentation in combination with other hardware, software, or documentation not furnished by CONVERGENT, or from CSI's modification of the Hardware, Third Party Software, Custom Software or Documentation without the prior written consent or direction of CONVERGENT.


Proprietary and Confidential

Cinergy Services, Inc.,
Convergent Group Corporation Professional Services Agreement

20.4 CONVERGENT shall have no liability for infringement of patents, copyrights, or violation of trade secrets or proprietary rights except as expressly provided in this Article.

21.      GOVERNING LAW

This Agreement will be governed by the laws of the State of Ohio, without regard to the conflicts of laws principles of such state.

22.      ENFORCEMENT EXPENSES

In the event of a breach or threatened breach of any term or provision of this Agreement, the nonbreaching Party shall be entitled to all of its remedies available at law or in equity and in addition shall be entitled to be reimbursed for all of its costs and expenses in enforcing this Agreement, including, but not limited to, reasonable attorney's fees. This Article shall survive expiration or termination of this Agreement for any reason.

23.      SCHEDULES

The following Schedules are attached hereto, form a part hereof, and are incorporated herein by this reference:

         Schedule A - Services
         Schedule B - Scope of Work
         Schedule C - Electronic Funds Transfer
         Schedule D - Change Order Procedure

24.      CAPTIONS AND HEADINGS

The captions and headings herein are for convenience only and in no way shall be used in the interpretation or construction of this Agreement.

25.      WAIVER OF COMPLIANCE

Any failure by any Party hereto to enforce at any time any term or condition of this Agreement shall not be considered a waiver of that Party's right to later enforce each and every term and condition hereof.

26.      ASSIGNMENT; BINDING EFFECT

This Agreement, and any license granted therein, may not be assigned or transferred by CSI, in whole or in part, either voluntarily or by operation of law, without the prior written consent of CONVERGENT. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of each of the Parties and its respective successors and permitted assigns.

27.      DELAYS

Any loss, damage, or delay in, or failure of, performance by either Party shall not constitute a default hereunder or be a ground for termination of this Agreement, or give rise to any claims for damage against either Party if such loss, damage, delay, or failure is attributable in whole or in part to any cause beyond the control of the other Party. These causes include, but are not limited to, acts or omissions of the claiming Party causing

Proprietary and Confidential

Cinergy Services, Inc.,
Convergent Group Corporation Professional Services Agreement

delay, acts of God or the public enemy, compliance with any order, decree, or request of any governmental authority, fires, floods, explosions, accidents, riots, strikes, labor difficulties, or other concerned acts of workmen, or any other cause not within the reasonable control of the other Party. In the event of the occurrence of any such delay, the time for the performance by the other Party of its Work shall be extended for a period of time equivalent to the time attributable to such delay.

28.      SEVERABILITY

If any provision of this Agreement or the application thereof to any Party or circumstance shall be declared invalid, illegal, or unenforceable, the remainder of this Agreement shall be valid and enforceable to the extent permitted by applicable law. In such event, the Parties shall use their best efforts to replace the invalid or unenforceable provision with a provision that, to the extent permitted by applicable law, achieves the purposes intended under the invalid or unenforceable provision.

29.      INSURANCE

29.1 During the term of this Agreement, CONVERGENT shall provide and maintain at its expense the following kinds of insurance with limits of liability as set forth below:

         Insurance                           Limits of Liability
         ---------                           -------------------
         Workman's Compensation              Statutory

         Commercial General Liability        $ 2,000,000

         Automobile Liability                $ 1,000,000

         Excess Liability                    $10,000,000

29.2 CONVERGENT agrees to provide CSI with a certificate of insurance evidencing the coverages required above and stating the policy numbers and inception and expiration dates of all policies. This certificate of insurance shall also provide for 10 days prior notice to CSI in the event of cancellation of the policy. Said certificate shall be furnished to CSI prior to the commencement of any Work under this Agreement.

30.      INDEPENDENT CONTRACTOR STATUS

The Parties to this Agreement are independent contractors, and none of the provisions of this Agreement shall be interpreted or deemed to create any relationship between such Parties other than that of independent contractors. Nothing contained in this Agreement shall be construed to create a relationship of employer and employees, master and servant, principal and agent, or co-ventures between CSI and CONVERGENT, between CSI and any employee of CONVERGENT, or between CONVERGENT and any employee of CSI. CSI shall have no right to control or direct the details, manner, or means by which CONVERGENT performs the technical and management consulting services hereunder, provided that such technical and management consulting services shall be performed to CSI's reasonable satisfaction. In performing such services, CONVERGENT shall have no control over or management authority with respect to CSI or its operations.

Proprietary and Confidential

Cinergy Services, Inc.,
Convergent Group Corporation Professional Services Agreement

31.      RIGHT OF AUDIT

CONVERGENT records for expenses incurred and records of time charged by individuals to the project shall be open to inspection by CSI during normal business hours during the duration of this Agreement and for a period of two
(2) years after its termination.

32.      ALTERNATE DISPUTE RESOLUTION (ADR)

32.1 If a dispute arises between the Parties relating to this Agreement, the Parties agree to use the following procedure prior to either Party pursuing other available remedies:

         (a) A meeting shall be held promptly between the Parties, attended by individuals with decision-making authority regarding the dispute, to attempt in good faith to negotiate a resolution of the dispute.

         (b) If, within twenty-one (21) days after such meeting, the Parties have not succeeded in negotiating a resolution of the dispute, the matter will be escalated to senior management of the parties, initially Glenn E. Montgomery, Jr., CEO of CONVERGENT and Larry Thomas, President of CSI.

         (c) If, within thirty (30) days after such meeting, the Parties have not succeeded in negotiating a resolution of the dispute, they will jointly appoint a mutually acceptable neutral person not affiliated with either of the Parties (the "Neutral") to act as a mediator. If the Parties are unable to agree on the Neutral within twenty (20) days, they shall seek assistance in such regard from the CPR Institute for Dispute Resolutions ("CPR"). The fees of the Neutral and all other common fees and expenses shall be shared equally by the Parties.

         (d) The mediation may proceed in accordance with CPR's Model Procedure for Mediation of Business disputes, or the Parties may mutually establish their own procedure.

         (e) The Parties shall pursue mediation in good faith and in a timely manner. In the event the mediation does not result in resolution of the dispute within sixty (60) days, then, upon seven (7) days written notice to the other Party, either Party may suggest another form of ADR, e.g., a mini-trial or summary jury trial, or may pursue other available remedies.

32.2 All ADR proceedings shall be strictly confidential and used solely for the purposes of settlement. Any materials prepared by one Party for the ADR proceedings shall not be used as evidence by the other Party in any subsequent litigation; provided, however, the underlying facts supporting such materials may be subject to discovery.

32.3 Each Party shall, except as otherwise provided herein, be responsible for its expenses, including legal fees, incurred in the course of any arbitration proceedings. The fees of the Neutral arbitrator shall be divided evenly between the Parties.

32.4 CONVERGENT shall carry on and be paid for the technical and management services not in dispute and maintain the estimated schedule for Services during any

Proprietary and Confidential

Cinergy Services, Inc.,
Convergent Group Corporation Professional Services Agreement

arbitration or litigation proceedings, unless otherwise agreed by CONVERGENT or CSI in writing.

32.5 Each Party fully understands its specific obligations under ADR provisions of the Agreement. Neither Party considers such obligations to be vague or in any way unenforceable, and neither Party will contend to the contrary at any future time or in any future proceedings.

32.6 Neither Party shall issue any news release, public announcement, or advertisement of any portion of the content of this Agreement without the prior written consent of the other Party.

32.7 If CSI issues a purchase order, memorandum or other instruments covering the goods or services provided under this Agreement, it is agreed that such document is for CSI's internal purposes only unless it is accepted in writing by CONVERGENT, in which case all terms and conditions contained therein which are additional to or inconsistent with this Agreement shall be of no force and effect. The Agreement shall not be varied other than by an instrument in writing of subsequent date hereto, executed by the duly authorized representatives of both Parties.

32.8 IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.


CINERGY SERVICES, INC.                       CONVERGENT GROUP
                                             CORPORATION


By: /s/ JAMES E. ROGERS                      By: /s/ GLENN E. MONTGOMERY
    ------------------------------               -------------------------------

Name: James E. Rogers                        Name: Glenn E. Montgomery

Title: Chief Executive Officer               Title: CEO


Proprietary and Confidential

                                 EXHIBIT 1.2A

                           Initial Team for CSI Work

EMPLOYEE                                JOB TITLE
---------------------                  ------------------------------
Ton Bannon                             Program Management Executive
Greg Foster                            Program Management Executive
Paul Rao                               Senior Program Manager
Glenn Hearse                           Program Manager
Jon Rude                               Program Manager
Bob Schnitt                            Program Manager
Glenn Montgomery                       Executive Consultant
Mark Cioni                             Executive Consultant
Barbara Hass                           Executive Consultant
Ginger Juhl                            Executive Consultant
Jennifer Krabbenhoeft                  Executive Consultant
Brian Martin                           Executive Consultant
Hahn Tram                              Executive Consultant
Paul Yarka                             Executive Consultant
Dean Zastava                           Executive Consultant
Martin Walls                           Solutions Architect
Minjian (Joe) Zhou                     Project Engineering Management
Masimo Rolle                           Project Engineering Management
Gareth Thompson                        Project Engineering Management
David Hines                            Senior Consultant
Karen Kralios                          Senior Consultant
Doug Preace                            Senior Consultant
Mark Johnson                           Senior Consultant
Ed Reasoner                            Senior Consultant
Patrick Summers                        Senior Consultant
Jason Ihala                            Senior Software Engineer
Jun Chen                               Senior Software Engineer
Rob Detziel                            Senior Software Engineer
Emma Pearson                           Senior Software Engineer
Robert Younger                         Senior Software Engineer
Sining Zhang                           Senior Software Engineer
Lisa Robbins                           Network Engineer
Gregory Lapsevich                      Network Engineer
Kendrick Anderson                      Software Engineer
Chris Ash                              Software Engineer
Sheela Basavaiah                       Software Engineer
Glenn Berry                            Software Engineer
Al Brown                               Software Engineer
Ting Cao                               Software Engineer
Roger Carribine                        Software Engineer
Nicholas Furness                       Software Engineer
Michael Giron                          Software Engineer
Jonathan Hartley                       Software Engineer
Ramnareyana Killi                      Software Engineer
Philip Penn                            Software Engineer
Thomas Ploanski                        Software Engineer
Mark Frederick                         Software Engineer
Chris McShanag                         Software Engineer
Adam Tonkin                            Software Engineer
Fei-Chi Tuang                          Associate Software Engineer
Ann Romero                             Consultant
Linda Luikens                          Consultant
Jill Lloyd                             Customer Support Manager
Thomas Ward                            Senior Quality Engineer
Michael Peterson                       Systems Administration Engineer


                         Convergent Group Confidential

                                 EXHIBIT 1.2A

                           Initial Team for CSI Work

EMPLOYEE                                JOB TITLE
---------------------                  --------------------------
John Rodgers                           Quality Engineer
Kathleen Scharff                       Quality Engineer
Christopher Schiavone                  Quality Engineer
Scott Youngman                         Quality Engineer
Susan Chamberlin                       Senior Conversion Manager
Heather Bisset                         Senior DAT Technician
Mark Dufrene                           Senior DAT Technician
Jeffrey Hasper                         Senior DAT Technician
Scott Marcella                         Senior DAT Technician
Cary Sanders                           Senior DAT Technician
Scott Slettedahl                       Senior DAT Technician




                         Convergent Group Confidential

                                  EXHIBIT 1.2B
                                CONVERGENT GROUP
                               HOURLY RATE SHEET
                              AS OF MARCH 31, 2000

               TITLE                                     PRICE RATE
               -----                                     ----------
               Program Manager Executive                    $325
               Senior Program Management                    $270
               Program Manager                              $190
               Executive Consultant                         $325
               Solutions Architect                          $300
               Project Engineering Management               $260
               Senior Consultant                            $230
               Senior Software Engineer                     $225
               Network Engineer                             $200
               Software Engineer                            $175
               Associate Software Engineer                  $150
               Consultant                                   $180
               Customer Support Manager                     $230
               Senior Quality Engineer                      $190
               Systems Administration Engineer              $175
               Quality Engineer                             $120
               Senior Conversion Manager                    $200
               Senior DAT Technician                        $120





                         CONVERGENT GROUP CONFIDENTIAL

                                  EXHIBIT 1.2C

                            INITIAL REPRESENTATIVES
                             FOR EXECUTIVE MEETINGS

Glenn Montgomery                   Chief Executive Officer
Mark Shirman                       Chief Technical Officer
Tom Bannon                         Chief Operations Officer, North American Operations
Jennifer Krabbenhoeft              Vice President, Strategic Marketing
Greg Foster                        General Manager, Enterprise Solutions
Barbara Haas                       Account Executive






                         CONVERGENT GROUP CONFIDENTIAL

                                 EXHIBIT 4.1.3

    LIST OF ENTITIES TO WHICH THE 50% "ACQUISITION" DISCOUNT DOES NOT APPLY


Southern Indiana Gas & Electric Company
Indiana Gas
Citizens Gas & Coke
Louisville Gas & Electric
Florida Power & Light
Rochester Gas & Electric
NStar
Baltimore Gas & Electric
Potomac Electric Power Company




                         CONVERGENT GROUP CONFIDENTIAL